Exhibit 2.3

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated March 29, 2019, is made by and between Kathy M. Jassem (“Purchaser”) and Daryl J. Carter (“Seller”).

RECITALS

WHEREAS, as of the date of this Agreement Seller owns 25,000 shares of Class C Convertible Preferred Shares, par value $0.01 per share (the “Preferred Shares”), of Pillarstone Capital REIT, a Maryland real estate investment trust (the “Company”);

WHEREAS, on August 9, 2018, the Seller resigned (the “Resignation”) from his position as Class III Trustee on the Board of Trustees of the Company;

WHEREAS, in connection with the Resignation, Seller desires to sell and transfer the Preferred Shares reflected next to the Seller’s name on Schedule A to Purchaser, and the Purchaser desires to purchase the Preferred Shares from Seller, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions herein set forth, it is mutually agreed as follows:

1.   Sale and Purchase of Preferred Shares. Seller conveys, sells, and assigns to the Purchaser, the Preferred Shares, and the Purchaser hereby redeems and agrees to purchase all such Preferred Shares from the Seller, free and clear of all liens, restrictions and encumbrances, for an aggregate purchase price of $10,000.00 (the “Purchase Price”).

2.   Closing. The closing of the purchase and sale of the Preferred Shares (the “Closing”) shall take place on the date hereof. At or prior to the Closing, the following shall have occurred:

(a)          Seller shall have delivered, and Purchaser shall have received, the original stock certificate representing the Preferred Shares and an executed stock power (attached hereto as Exhibit A), transferring all of Seller’s rights, title and interest in the Preferred Shares to Purchaser;

(b)          Purchaser shall deliver to Seller a check in the amount of the Purchase Price.

3.   Representations and Warranties of Seller. Seller represents and warrants to Purchaser, as of the date of this Agreement, as follows:

(a)          This Agreement has been duly executed and delivered by Seller and constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms.

(b)         Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any person or entity in order for Seller to consummate the transactions contemplated hereby.

(c)          Seller is the true, lawful record and beneficial holder and owner of the Preferred Shares, free and clear of any liens, restrictions or encumbrances.

(d)          Upon and immediately after the Closing, Purchaser shall be the true, lawful record and beneficial holder and owner of the Preferred Shares, free and clear of any liens, restrictions or encumbrances.

(e)          Seller is not in default with respect to the Preferred Shares.

(f)          The execution, delivery and performance of this Agreement by Seller does not conflict with, result in a breach of or constitute a default under any agreement to which Seller is a party or by which Seller or any of Seller’s properties or assets may be bound.

These representations and warranties survive the Closing.

4.   Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller, as of the date of this Agreement, as follows:

(a)          This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and legally binding obligation of Purchaser, enforceable in accordance with its terms.

(b)          Purchaser is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any person or entity in order for Purchaser to consummate the transactions contemplated hereby.

(c)          The execution, delivery and performance of this Agreement by Purchaser does not conflict with, result in a breach of or constitute a default under any agreement to which Purchaser is a party or by which Purchaser or any of Purchaser’s properties or assets may be bound.

These representations and warranties survive the Closing.

5.   Mutual Indemnification. Seller agrees to indemnify, defend and hold harmless Purchaser and his insurers, successors, representatives, attorneys and assigns, from and against any and all expenses, losses, costs, deficiencies, liabilities and damages (including related counsel fees and expenses) arising out of or due to (i) a breach of any of the representations, warranties or covenants of Seller contained in this Agreement or (ii) the default in the performance of any of the covenants or agreements made by Seller in this Agreement. Purchaser agrees to indemnify, defend and hold harmless Seller and his insurers, successors, representatives, attorneys and assigns, from and against any and all expenses, losses, costs, deficiencies, liabilities and damages (including related counsel fees and expenses) arising out of or due to (i) a breach of any of the representations, warranties or covenants of Purchaser contained in this Agreement or (ii) the default in the performance of any of the covenants or agreements made by Purchaser in this Agreement.

6.   Miscellaneous.

(a)          Entire Agreement; Assignment, Successors and Assigns. This Agreement contains the entire agreement of Purchaser and Seller with respect to the subject matter contained herein and supersedes all prior agreements or understandings with respect to the subject matter contained herein. This Agreement may not be assigned by either party without the prior written consent of the other party, but shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and assigns.

(b)          Amendment. This Agreement may not be amended, modified or changed in any respect except in writing duly signed by Seller and Purchaser.

(c)          Remedies. If any party to this Agreement obtains a judgment against any other party hereto by reason of any breach of this Agreement or the failure of such other party to comply with the provisions hereof, reasonable attorney’s fees as fixed by the court shall be included in such judgment. No remedy conferred upon any party to this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now hereafter existing at law or in equity or by statute.

(d)          Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW RULES OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION.

(e)          Severability. The invalidity or unenforceability of any particular provision of this Agreement will not affect the other provisions of this Agreement, and this Agreement will be construed in all respects as if those invalid or unenforceable provisions were omitted.

(f)          Additional Documents. Each of the parties to this Agreement agree that at any time and from time to time upon the written request of any other party, he will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Agreement.

(g)          Counterparts; Exchange by Electronic Transmission. This Agreement and the attached stock powers may be executed in any number of counterparts, each of which shall be deemed an original. Purchaser and Seller may execute and exchange this Agreement by means of a facsimile transmission or electronic mail and Purchaser and Seller agree that the receipt of such executed counterparts shall be binding on Purchaser and Seller and shall be construed as originals.

(h)          Notice. Any notice, request, information or other document to be given hereunder shall be in writing and shall be deemed given four business days after it is sent by registered or certified mail, postage prepaid, to the intended recipient at the address shown on the signature page hereto. Any party hereto may send notice by other means (including personal delivery, courier, facsimile transmission or electronic mail) and such notice will be deemed given when received.

(i)          Drafting. Each of the parties hereto acknowledges that Locke Lord LLP has participated in the drafting of this Agreement only as an accommodation to the parties in its capacity as counsel to the Company. Each of the parties hereto further acknowledges that Locke Lord LLP does not represent any party hereto, and Locke Lord LLP has not provided any counsel or advice to the parties hereto with respect to the terms hereof, the advisability of the execution hereof or the consummation of the transactions contemplated hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SELLER:

Daryl J. Carter

By:	/s/ Daryl J. Carter

Address: 1920 Main Street
Irvine, California 92614

PURCHASER:

Kathy M. Jassem

By:	/s/ Kathy M. Jassem

Name: Kathy M. Jassem
Its: Trustee

	Address:	c/o Pillarstone Capital REIT
2600 S. Gessner Road – Suite 555
Houston, TX 77063

SCHEDULE A

Stockholders and Number of Redeemed Preferred Shares

Name/Address	Number of Preferred Shares Purchase Price	Purchase Price
Daryl J. Carter	2,500 Preferred Shares $10,000 ($4.00 per share)	$10,000.00

EXHIBIT A

STOCK POWER - PREFERRED SHARES

See attached.

STOCK POWER (PREFERRED STOCK)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto Kathy M. Jassem, 2,500 shares of Class C Convertible Preferred Shares, par value $0.01 per share, of Pillarstone Capital REIT, a Maryland real estate investment trust (the “Company”), standing in the undersigned’s name on the books of the Company represented by certificate number 2 herewith and does hereby irrevocably constitute and appoint any officer of the Company to transfer said shares on the books of the Company with full power of substitution in the premises.

Dated as of March 29, 2019.

/s/ Daryl J. Carter

Name: Daryl J. Carter